                       Securities and Exchange Commission
                             Washington, D.C. 20549
                For registration of certain classes of securities
                     pursuant to section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                                 HydroFlo, Inc.
                 (Name of small business issuer in our charter)

               North Carolina                         56-2171767
       (State or other jurisdiction of              (I.R.S. Employer
       incorporation or organization)            Identification Number)

                     3721 Junction Blvd., Raleigh, NC 27603
              (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None If this form relates to the registration of a class of securities pursuant to Section
12(b) of the Exchange Act and is effective pursuant to General Instruction A.
(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: 333-107106 (if applicable) Securities to be registered pursuant to
Section 12(g) of the Act:

                                  Common Stock
                                (Title of class)

  ____________________________________________________________________________

                 Information required in registration statement

                                       1

Item 1. Description of Registrant's Securities to be Registered.

Common Stock

We are authorized to issue 20,000,000 shares of common stock with $.001 par value per share. After giving effect to a three-for-one stock split effective
April 30, 2001 and an additional three-for-two stock split effective July 8,
2002, as of the date of May 14, 2003, there were 15,811,050 shares of common stock issued and outstanding held by 57 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of
Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.
There are not any provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 5,000,000 shares $0.01 value par preferred stock. As of the date of this registration statement, there are no preferred shares outstanding. We presently have no plans to issue any shares of preferred stock.
However, preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board may, without stockholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding an unfriendly takeover or attempted changes in control.

There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

Item 2. Exhibits.

Item 3

         1    Articles of Incorporation of Hydroflo, Inc.
         2    By-laws of Hydroflo, Inc.

Item 4

         1    Form of common stock Certificate of the Hydroflo, Inc. (1)

(1)  Information pertaining to our common stock is contained in our Articles of
     Incorporation and By-Laws.

Exhibits incorporated by reference from Form SB-2 filed September 25, 2002.

                                       2

                                    Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of
1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HydroFlo, Inc.

Date:  August 4, 2003

By:  /s/ Dennis Mast, CEO
         Dennis Mast, CEO